Exhibit 10.16

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is made and entered into as of March 30, 2017 by and between Allan Mayer (the “Executive”) and Dolphin Digital Media, Inc., a Florida corporation (the “Company”).

WHEREAS, the Company intends to acquire from the Executive all of his outstanding membership interests in 42West, LLC, a Delaware limited liability company (“42West”), pursuant to the Membership Interest Purchase Agreement, by and among the Executive, Leslee Dart, Amanda Lundberg and the Beatrice B. Trust (each, a “Seller”, and collectively, the “Sellers”) and the Company, as Purchaser, (the “Purchase Agreement”);

WHEREAS, it is a condition to the closing of acquisition of the membership interests of 42West under the Purchase Agreement (the “Closing”) that Executive remains employed by 42West after the Closing, pursuant to this Agreement;

WHEREAS, except as set forth in Paragraph 1 below and the definition of EBITDA as set forth in Section 4.1 below, this Agreement and the Purchase Agreement are separate and independent sets of rights and obligations without cross-defaults or other interdependent obligations, and the terms of this Agreement shall be independent of and not dependent on or affected by the terms of the Purchase Agreement, and vice versa;

WHEREAS, the Company desires to employ the Executive as an officer of 42West on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by 42West on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the date of the Closing (the “Effective Date”) and shall continue therefrom until the third anniversary of the Effective Date, unless otherwise terminated pursuant to Section 5. If the Purchase Agreement terminates for any reason prior to Closing, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”. This Agreement may be terminated by either party hereto, subject to the provisions and limitations of Section 5.

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Co-Chief Executive Officer of 42West, reporting to the Chief Executive Officer of the Company, (the “Company Officer”).

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company Officer. The Executive’s duties shall include continuing, full participation in all aspects of management of the business of 42West reporting to the Company Officer, including but not limited to budgeting and financial management, strategy and business planning, personnel decisions and all other management decisions consistent with the role the Executive has previously engaged in as a partner in 42West.

3. Place of Performance. The principal place of the Executive’s employment shall be Los Angeles, California; provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary in the first year of the Term of this Agreement shall be $400,000. For purposes of this Agreement including Annex I, EBITDA shall be determined as defined in Appendix A of the Purchase Agreement. If 42West exceeds the EBITDA threshhold set forth in Annex I hereto in any fiscal year of the term of this Agreement, then the base salary for the next fiscal year shall be $450,000. If 42West exceeds the EBITDA threshold for a second fiscal year during the term of this Agreement, then the base salary shall be increased to $500,000 for the following fiscal year. Salary increases based on the achievement of the EBITDA thresholds in Annex I shall take effect the first pay period after the completion of 42West’s audit and determination of the EBITDA of 42West for the prior fiscal year. If it is determined that the Executive’s salary has increased, the Company shall retroactively apply the increased salary to those pay periods already passed during that fiscal year before the completion of the audit for the prior fiscal year. The total amount of the retroactive increase of the Executive’s Salary shall be paid in the first pay installment following the completion of 42West’s audit. Regardless of whether 42West reaches the EBITDA threshhold, the Executive’s base salary shall be reviewed at least annually by the Company Officer, and the Company Officer may, but shall not be required to, increase the base salary during the Employment Term, subject to the approval of the board of directors of the Company (the “Board”). The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus.

(a) For each year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Cash Bonus”), if employed by the Company, in accordance with the provisions of the Company’s incentive compensation plan as adopted or amended by the Company from time to time. The Company shall have such a bonus plan in place during each year of the Term of this Agreement. As of the Effective Date, the Executive’s Annual Cash Bonus opportunity shall be based on the achievement of Company performance goals set forth on Annex II. If threshold performance goals are not achieved, then the Executive shall not receive an Annual Cash Bonus for such year.

(b) For each year of the Employment Term the Company shall issue to the Executive an annual stock bonus (the “Annual Stock Bonus” and together with the Annual Cash Bonus, the “Annual Bonuses”) equal to the amount of restricted shares of the Company’s common stock, par value $0.015 (“Common Stock”) obtained by dividing $200,000 by the 30-day trading average of the Common Stock prior to the payment date.

(c) The Annual Bonuses, if any, will be paid within two and a half (2 1/2) months after the end of the applicable year.

(d) Except as otherwise provided in Section 5, (i) the Annual Bonuses will be subject to the terms of the Company annual bonus plan under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable year/date that Annual Bonuses are paid.

4.3 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company or any subsidiary of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5 Vacation; Paid Time-Off. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.7 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to the Purchase Agreement, this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

4.8 Executive Lock-Up Period. The Executive acknowledges and agrees that at no time from the Effective Date until the first anniversary of the Closing Date, shall the Executive Transfer or permit to be Transferred any of the shares of Common Stock, including any shares received from an Annual Stock Bonus, (the “Shares”), except pursuant to an effective registration statement on Form S-1 or Form S-3 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or upon exercise of put rights (the “Put Rights”) pursuant to the put agreement between the Executive and the Company dated the date hereof (the “Put Agreement”). Furthermore, the Executive acknowledges and agrees that, except pursuant to an effective registration statement on Form S-1 or Form S-3 promulgated under the Securities Act, the Executive shall not: (i) on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, Transfer or permit to be Transferred more than 262,878 Shares (the “First Period Shares”); (ii) on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date, Transfer or permit to be Transferred more than 262,878 Shares plus any portion of the First Period Shares not yet Transferred. After the third anniversary of the Closing Date the Exective shall no longer be restricted under this Section 4.8 from Transferring or permitting to be Transferred any of the Executive’s Shares. For purposes of this Agreement, “Transfer” means in respect of a Person, any direct or indirect transfer, sale, assignment, gift, exchange or other transaction (other than the creation of a Lien), whether voluntary, involuntary or by operation of law, by which the legal or beneficial ownership of, or other interest in, such Person, passes from one Person to another Person, whether or not for value.

4.9 Legend. The Executive acknowledges and understands that any Shares issued to him or her, including Shares received as an Annual Stock Bonus, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Shares will bear restrictive legends thereon in substantially the forms that appears below:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.”

“THE SHARES OF COMMON STOCK REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE PUT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES) AND THE LOCK-UP PROVISIONS SET FORTH IN THE EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

4.10 Company Insider Trading Policy. The Executive acknowledges and agrees that he has received a copy of the Company’s Insider Trading Policy, agrees to abide by such policy and is aware of his obligations under the Company’s Insider Trading Policy and the applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

5. Tax Matters; Section 83(b) Election.

5.1 Section 83(b) Election. If the Executive properly elects, within thirty (30) days of the date of payment of an Annual Stock Bonus (the “Payment Date”), to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Payment Date) of the Annual Stock Bonus pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Annual Stock Bonus. If the Executive shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any shares of Common Stock that otherwise would be issued to the Executive under this Agreement) otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to the Annual Stock Bonus.

5.2 No Section 83(b) Election. If the Executive does not properly make the election described in paragraph 5.1 above, the Executive shall, no later than the date or dates as of which the restrictions referred to in this Agreement hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Annual Stock Bonus (including without limitation the vesting thereof), and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any shares of Common Stock that otherwise would be distributed to the Executive under this Agreement) otherwise due to Executive any federal, state, or local taxes of any kind required by law to be withheld with respect to the Annual Stock Bonus.

5.3 Satisfaction of Withholding Requirements. The Executive may satisfy the withholding requirements with respect to the Restricted Stock by payment in cash.

5.4 Executive’s Responsibilities for Tax Consequences. Tax consequences on the Executive (including without limitation federal, state, local and foreign income tax consequences) with respect to the Annual Stock Bonus (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Executive. The Executive shall consult with his own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) election, and the Executive’s filing, withholding and payment (or tax liability) obligations.

6. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by the Company for cause or by the Executive for good reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days’ advance written notice of any termination of the Executive’s employment with the other party having an opportunity to cure during that 60-day notice period. The failure of either party to provide notice of employment termination within sixty (60) days after the first occurance of the applicable grounds waves the right to terminate upon such grounds. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

6.1 For Cause.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” means:

(i) the Executive’s failure to comply with any valid and legal directive of the Company Officer;

(ii) the Executive’s engagement in dishonesty or misconduct, which is, in each case, injurious to the Company’s or its affiliates;

(iii) the Executive’s engagement in illegal conduct, embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iv) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v) the Executive’s violation of a material policy of the Company;

(vi) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii) any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.

The Company cannot terminate Executive’s employment for cause unless the Company has provided written notice to the Executive of the existence of the circumstances providing grounds for termination for cause within sixty (60) days of the initial existence of such grounds and the Executive has had at least sixty (60) days from the date on which such notice is provided to cure such circumstances, except that there is no opportunity to cure a termination involving items 5.1(b)(iii) and (iv). In a termination involving items 5.1(b)(iii) and (iv), the Company may place the Executive on paid leave during the notice period and any such action by the Company will not constitute Good Reason.

6.2 For Good Reason.

(a) The Executive’s employment hereunder may be terminated by the Executive for Good Reason. If the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall be entitled to receive:

(i) Any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures;

(ii) All Base Salary for the full duration of the Term of this Agreement which shall be paid in accordance with the Company’s customary payroll procedures;

(iii) Any unpaid Annual Bonus with respect to any completed year immediately preceding the Termination Date (to the extent such performance targets are achieved), which shall be paid on the otherwise applicable payment date;

(iv) Any Annual Bonus with respect to the full year in which the Termination Date occurs (to the extent such performance targets are achieved), which shall be paid on the otherwise applicable date;

(v) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

(vi) such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and

(vii) the Executive shall be relieved of the obligations set forth in Sections 8.2 and 8.3 of this Agreement which shall terminate as of the Termination Date (as defined in Section 5.5(d)).

(b) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) Removal of the Executive from the position of Co-CEO of 42West (or any successor);

(ii) A reduction in the Executive’s Base Salary;

(iii) any material breach by the Company of any material provision of this Agreement;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law as set forth in Section 2.2 above);

(vi) a material adverse change in the reporting structure applicable to the Executive; or

(vii) transfer of the Executive to a location outside of New York, New York.

The Executive cannot terminate his employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least sixty (60) days from the date on which such notice is provided to cure such circumstances.

6.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Pro-Rata Bonus/Annual Bonus, if any, that the Executive would have earned for the year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

6.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon; and

(b) The applicable Termination Date.

6.5 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the sixty-first (61st) day after the Company’s Notice of Termination is delivered to the Executive;

(d) If the Executive terminates his employment hereunder for Good Reason, the sixty-first (61st) day after the date specified in the Executive’s Notice of Termination is delivered to the Company.

6.6 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

7. Cooperation.  The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate.

8. Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

8.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, proprietary information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Company Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Company Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company Officer.

(d) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (including information obtained prior to the commencement of employment pursuant to this Agreement) and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

9. Restrictive Covenants.

9.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual or artistic services Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

9.2 Non-Solicitation of Employees. Except as set forth in Section  5.2(a)(vii), the Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person who is an employee of the Company as of the Termination Date during the period of three (3) years, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

9.3 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. Except as set forth in Section 5.2(a)(vii), the Executive agrees and covenants, during the period of three (3) years, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message) attempt to contact, or meet with the Company’s current or prospective customers as of the Termination Date for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

10. Non-Disparagement. The Executive and the officers of the Company agree and covenant that they shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive or the Company or its businesses, or any of its employees or officers. This Section 9 does not, in any way, restrict or impede the parties hereto from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The parties hereto shall promptly provide written notice of any such order to the other party.

11. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

12. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

13. Security.

13.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

14. Developments.

14.1 Disclosure. While the Executive is an employee of the Company, the Executive shall promptly and fully disclose to the Company and its attorneys, in writing whenever possible, any ideas, devices, computer programs, programming tools and techniques, inventions, improvements, developments, works of authorship, technical information and know-how which relate to the Company’s business as then conducted or proposed to be conducted, whether or not patentable, copyrightable or otherwise protectable, which the Executive, alone or with others, conceives, discovers or reduces to practice while he is an Executive, whether during or outside the usual hours of work (together, the “Developments”).

14.2 Ownership. The Executive agrees that any Development shall be deemed to be a “work for hire” to the extent consistent with Section 101 of the United States Copyright Act and, in any event, that each Development and all related patents, copyrights and trademarks shall be the Company’s property exclusively and shall be subject to the confidentiality provisions of Section 1102. The Executive agrees that all of his right, title and interest, if any, in and to any Development shall be deemed to be held by him in a fiduciary capacity solely for the benefit of the Company and the Executive hereby assigns all such right, title and interest to the Company. If the Company so requests, the Executive shall at any time, for no additional compensation, execute a written assignment to the Company of his entire right, title and interest in and to the Developments and such related patents, copyrights and trademarks to the extent not owned by the Company as a matter of law or pursuant to this Agreement from the time of their creation. Further, at the Company’s expense, the Executive shall execute such documents (including copyright registration or patent applications) and do whatever is reasonably required to (a) evidence and maintain the Company’s interest in the Developments, (b) execute and assist the Company’s agents in preparing patent or copyright applications, domestic and foreign, covering the Developments and (c) generally give all information and testimony, sign all papers and do all things which may be needed or reasonably requested by the Company so that it may obtain, extend, reissue, maintain and enforce United States and foreign patents or copyrights registrations covering the Developments.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of law rules thereof that may require the application of the laws of another jurisdiction.

16. Jurisdiction; Forum. The parties agree that the appropriate and exclusived forum for any dispute between any of the parties arising out of this Agreement shall be in any state or federal court in New York, New York, and the parties further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above-specified courts. The Executive waives any defense of inconvenient forum to the maintenance of any dispute so brought in the above-specified courts. The Executive further agrees, to the extent permitted by applicable law, that final and non-appealable judgment against the Executive in any dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, or certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Executive irrevoably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 24 hereto. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable law.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement to the minimum extent necessary to render it enforceable, in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

20. Captions. Captions and headings of the Sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section or paragraph.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

23. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Dolphin Digital Media, Inc. 2151 LeJeune Road Suite 150-Mezzanine Coral Gables, FL 33134 Attention: William O’Dowd Fax: (305) 774-0405 Email: billodowd@dolphinentertainment.com
with a copy to (which shall not constitute notice to the Company):	Greenberg Traurig, P.A. 333 Avenue of the Americas Miami, FL 33131 Attention: Randy Bullard Fax No: (305) 961-5532 Email: Bullardr@gtlaw.com
If to the Executive:	Allan Mayer
With a copy (which shall not constitute notice to the Company):	Baker Hostetler LLP 45 Rockefeller Plaza New York, NY 10111 Attention: John Siegal Fax No: (212) 589-4201 Email: jsiegal@BakerLaw.com

25. Withholding.  The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOLPHIN DIGITAL MEDIA, INC. By: /s/ William O’Dowd IV Name: William O’Dowd IV Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE /s/ Allan Mayer ALLAN MAYER

Annex I

Base Salary Performance Goal

EBITDA Target
$3,750,000

Annex II

Bonus Performance Goals

With respect to the performance of 42West, at the end of each calendar year the Executive shall be eligible for a bonus equal to at least 10% of every dollar of 42West’s EBITDA for that calendar year over an EBITDA of $3,750,000.